EXECUTION COPY

Exhibit 10.04

SECOND AMENDMENT, dated as of June 22, 2017 (this “Amendment”), to the AMENDED AND RESTATED REIMBURSEMENT AGREEMENT, dated as of November 14, 2014, as amended and restated as of February 19, 2016 and as further amended by that certain first amendment thereto dated as of March 2, 2017 (the “Existing Reimbursement Agreement”), between CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., an exempted limited company incorporated under the laws of Bermuda (“CME”), CME MEDIA ENTERPRISES B.V., a private company with limited liability incorporated under the laws of the Netherlands (“CME BV”) and TIME WARNER INC., a Delaware corporation as CME Credit Guarantor (“CME Credit Guarantor”).
WHEREAS, CME, CME BV and CME Credit Guarantor have entered into the Existing Reimbursement Agreement to obligate (a) CME to (i) reimburse CME Credit Guarantor for any amounts paid by CME Credit Guarantor and/or the Time Warner Subsidiary Guarantors in respect of (w) the 2014 Third Party Credit Agreement Guarantee, 2015 Third Party Credit Agreement Guarantee and 2016 Third Party Credit Agreement Guarantee, (x) the 2014 Third Party Loan Purchase Price, 2015 Third Party Loan Purchase Price and 2016 Third Party Loan Purchase Price, (y) any payments made under the 2014 Third Party Credit Agreement, 2015 Third Party Credit Agreement and 2016 Third Party Credit Agreement, in any case on behalf of CME or CME BV, as applicable, and (z) the 2014 Refinancing Hedge Guarantee, 2015 Refinancing Hedge Guarantee and 2016 Refinancing Hedge Guarantee and (ii) pay the Commitment Fee, 2014 Refinancing Guarantee Fee and 2015 Refinancing Guarantee Fee and (b) CME BV to pay the 2016 Refinancing Guarantee Fee;
WHEREAS, CME, CME BV and CME Credit Guarantor have agreed to effect an amendment to the Existing Reimbursement Agreement as set forth herein; and
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preamble and the recitals hereto) have the meanings assigned to them in the Existing Reimbursement Agreement.
SECTION 2.     Amendment of Reimbursement Agreement. Effective as of the Second Amendment Effective Date (as defined below), the Existing Reimbursement Agreement is hereby amended (the Existing Reimbursement Agreement, as so amended, being referred to herein as the “Reimbursement Agreement”) as follows:

A.	Section 1.01 of the Reimbursement Agreement shall be amended by:
(i) inserting the following new defined terms in appropriate alphabetical order:
“Capital Lease Limit” has the meaning assigned to such term in Section 5.18(b)(ii).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the recorded amount thereof determined in accordance with GAAP.
(ii) amending the definition of “Cashflow” by inserting the phrase “(other than as provided in Section 5.04(b)(ii))” after the phrase “operating activities of the Group” in the lead-in thereof.
(iii) amending and restating the following definition in its entirety to read as follows:
“CME Guarantee” means each of the (i) CME BV Guarantee, dated as of February 19, 2016, by CME BV entered into in connection with 2014 Third Party Credit Agreement; (ii) CME BV Guarantee, dated as of February 19, 2016, by CME BV entered into in connection with 2015 Third Party Credit Agreement; (iii) CME Guarantee, dated as of February 19, 2016, by CME entered into in connection with 2016 Third Party Credit Agreement; and (iv) the guarantee by CME entered into in connection with the 2016 Refinancing Hedge.
(iv) amending the definition of “EBITDA” by inserting the phrase “(other than as provided in Section 5.04(b)(ii))” at the end of clause (e) of the definition.

B.	Section 2.03(f) of the Reimbursement Agreement shall be amended and restated in its entirety with the following:
(f) Cash Election/PIK Election. Subject to the minimum cash requirement in respect of the 2014 Refinancing Cash Fee Portion, the 2015 Refinancing Cash Fee Portion, and the 2016 Refinancing Cash Fee Portion in paragraphs (a), (b) and (c) above and the limitations set forth in the last sentence of this paragraph (f), CME or CME BV, as applicable, may elect (an “Election”) (i) with respect to a payment on any Fee Payment Date of (x) the Commitment Fee and any interest thereon or (y) the then accrued and unpaid amount of the 2014 Refinancing PIK Fee Portion, the 2015 Refinancing PIK Fee Portion and the 2016 Refinancing PIK Fee Portion of the corresponding Guarantee Fees, in each case since the last Fee Payment Date (or, if none, the applicable Effective Date), to pay all such amounts fully in cash (a “Cash Election”) or (ii) with respect to any such amount, pay all such amounts by adding all such amounts on the Fee Payment Date to the accrued and unpaid Guarantee Fee (a “PIK Election”). CME or CME BV shall make an Election with respect to each Fee Payment Date by providing notice to CME Credit Guarantor at least three (3) Business Days prior to the Fee Payment Date, with such Election to specify the aggregate amount and whether CME or CME BV is making a Cash Election or PIK Election with respect to such amount.  If an Election is not made by CME or CME BV, as applicable, in a timely fashion or at all with respect to the method of payment of such amount, a PIK Election shall be deemed to have been made for (x) the full amount of such payment in the case of the Commitment Fee and (y) the amount of the 2014 Refinancing PIK Fee Portion, the 2015 Refinancing PIK Fee Portion or the 2016 Refinancing PIK Fee Portion of the corresponding Guarantee Fees as to which an Election was not timely made. Notwithstanding anything to the contrary in this Section 2.03, upon the occurrence and during the continuance of an Event of Default (other than by reason of a Specified Time Warner Credit Event), no PIK Election may be made.

C.	Section 5.04(b)(ii) of the Reimbursement Agreement shall be amended by removing the word, “and” from the end of clause (3) thereof and adding the following clauses (5) through (7):
(5) there shall be included in determining EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the Relevant Period of any operations classified as discontinued operations relating to assets subject to a binding contractual arrangement for the disposition thereof, if as of the end of the Relevant Period such disposition has not closed;
(6) there shall be included in determining Cashflow for any Relevant Period the cash flows (calculated on the same basis as Cashflow, mutatis mutandis) generated during the Relevant Period by any operations classified as discontinued operations relating to assets subject to a binding contractual arrangement for the disposition thereof, if as of the end of the Relevant Period such disposition has not closed; and
(7) if during any Relevant Period (i) CME applies any Net Available Cash received from any asset disposition permitted under Section 5.14 (or otherwise permitted by CME Credit Guarantor) to repay Financial Indebtedness pursuant to Section 5.24, and (ii) such disposed assets had been classified as discontinued operations in accordance with GAAP, the Finance Charges for such Relevant Period shall be calculated after giving effect on a pro forma basis to such repayment of such Financial Indebtedness, as if such repayment had occurred on the first day of such Relevant Period;

D.	Section 5.18(b)(ii) of the Reimbursement Agreement shall be amended and restated in its entirety with the following:

(ii)
incurred while no Event of Default is continuing or would result from such incurrence under finance or capital leases provided that the aggregate amount of Capital Lease Obligations of members of the Group outstanding does not exceed $30,000,000 (or its equivalent in other currencies) at any time (the “Capital Lease Limit”); provided that, if the Deleveraging Condition is satisfied, the Capital Lease Limit shall be $50,000,000 (or its equivalent in other currencies) from the first calendar day of the first full month following the date of delivery to CME Credit Guarantor of a Deleveraging Condition Satisfaction Notice; or

E.	Section 5.25(i)(C) of the Reimbursement Agreement shall be amended by replacing “November 1, 2017” therein with “August 1, 2017”.
SECTION 3.     Allocation of Expenses. Notwithstanding anything to the contrary contained in the Reimbursement Agreement, the 2014 Third Party Credit Agreement, the 2015 Third Party Credit Agreement and the 2016 Third Party Credit Agreement, the parties hereto agree that all fees and expenses (the “Amendment Fees and Expenses”) incurred in connection with (i) this Amendment and (ii) the Third Amendment to the 2014 Third Party Credit Agreement entered into substantially concurrently herewith, the Second Amendment to the 2015 Third Party Credit Agreement entered into substantially concurrently herewith and the First Amendment to the 2016 Third Party Credit Agreement entered into substantially concurrently herewith (collectively, the “Third Party Credit Agreement Amendments”) shall be paid by CME, CME BV and Time Warner as set forth on Annex A hereto.
SECTION 4.     Representations and Warranties. Each of CME and CME BV hereby represents and warrants that (i) this Amendment is within its corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action, (ii) this Amendment has been duly executed and delivered by it, (iii) this Amendment constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iv) as of the date hereof, no Default or Event of Default has occurred and is continuing and (v) the representations and warranties set forth in Article III of the Existing Reimbursement Agreement are true and correct in all material respects (unless any such representation or warranty is already qualified by materiality, in which case, such representation or warranty is true and correct in all respects) on and as of the date hereof, with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (unless any such representation or warranty is already qualified by materiality, in which case, such representation or warranty is true and correct in all respects) as of such earlier date. CME represents and warrants that since December 31, 2016, there has been no material adverse change in the business, assets, operations or financial condition of CME and its consolidated subsidiaries, taken as a whole.
SECTION 5.     Effectiveness. This Amendment shall become effective as of the first date (the “Second Amendment Effective Date”) on which the CME Credit Guarantor (or its counsel) shall have received duly executed counterparts hereof that bear the authorized signatures of CME and CME BV.
SECTION 6.     Effect of this Amendment.
(a)Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the CME Credit Guarantor under the Existing Reimbursement Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Reimbursement Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
(b)On and after the Second Amendment Effective Date, each reference in the Existing Reimbursement Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Existing Reimbursement Agreement as amended hereby, and each reference to the Reimbursement Agreement shall be deemed to be a reference to the Existing Reimbursement Agreement as amended hereby.

SECTION 7.     Governing Law; Jurisdiction.
(a)     This Amendment shall be construed in accordance with and governed by the law of the State of New York.
(b)     Each party to this Amendment hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Reimbursement Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)     Each party to this Amendment hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in paragraph (b) of this Section 7. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
By:	/s/ David Sturgeon Name: David Sturgeon Title: Chief Financial Officer

[Signature Page to Second Amendment]

CME MEDIA ENTERPRISES B.V.
By:	/s/ Gerben van den Berg Name: Gerben van den Berg Title: Attorney for Alphons van Spaendonck, Managing Director

By:	/s/ Dennis Kramer Name: Pan-Invest B.V., represented by Dennis Kramer Title: Managing Director

[Signature Page to Second Amendment]

TIME WARNER INC.
By:	/s/ Edward B. Ruggiero Name: Edward B. Ruggiero Title: Senior Vice President & Treasurer

[Signature Page to Second Amendment]

Annex A

The Amendment Fees and Expenses shall be paid by (x) in the case of any expenses of CME or CME BV (including all expenses of DLA Piper), by CME or CME BV, as applicable, and (y) in the case of any fees paid or payable to the lenders or arrangers of the Third Party Credit Agreement Amendments, any expenses of the lenders or arrangers of the Third Party Credit Agreement Amendments that are required to be reimbursed thereunder and any expenses of CME Credit Guarantor, by CME Credit Guarantor.

[Signature Page to Second Amendment]